Filing Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-66310


        PROSPECTUS SUPPLEMENT NO. 3 TO PROSPECTUS DATED OCTOBER 30, 2001

                                IVAX CORPORATION

       $725,000,000 4 1/2% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2008
                                       AND
     18,102,344 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

         This prospectus supplement adds to or supersedes similar information contained in that certain prospectus of IVAX Corporation, dated October 30, 2001, as amended and supplemented from time to time. The prospectus covers up to $725,000,000 principal amount of our 4 1/2% convertible senior subordinated notes due 2008 and 18,102,344 shares of our common stock issuable upon conversion of the notes together with their related common stock purchase rights which may be offered and sold from time to time by the selling security holders named in the prospectus and any prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any amendments or supplements thereto.

         The table of selling security holders contained in the prospectus under the caption "Selling Security Holders" is modified by adding the following persons as selling security holders and amending the security holdings of certain selling security holders previously named:

                                        Principal
                                        amount of
                                        notes                             Number of shares of
                                        beneficially       Percentage     common stock          Percentage of
                                        owned and          of notes       beneficially owned    common stock
Name and relationship, if any           offered hereby     outstanding    and offered hereby(1) outstanding (2)
-----------------------------           --------------     -----------    ------------------    -----------
Credit Suisse First Boston Corp.          $   910,000           *                    22,722           *
Goldman Sachs & Company                   $ 4,365,000           *                   108,989           *
Lydian Overseas Partners Master Fund      $15,000,000          2.07%                374,531           *
UBS Warburg LLC (3)                       $49,473,000          6.82%              1,235,279           *
Any other holder of notes or future
transferee, pledge, donee, or successor
of any such holder (4)                    $33,325,000          4.60%                832,084           *

---------
* Less than 1.0%.

(1) Assumes conversion of all of the holder's notes into 24.96875 shares of our common stock, par value $.10 per share, per $1,000 principal amount of notes, as adjusted to reflect the five-for-four stock split paid in common stock on May 18, 2001. This conversion rate, however, will be subject to further adjustment as described under "Description of Notes - Conversion." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 196,386,016 shares of common stock outstanding as of January 31, 2002. In calculating the percentage of common stock outstanding for each selling security holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of the particular selling security holder's notes.

(3)  UBS Warburg LLC served as the initial purchaser of the notes in May 2001.

(4) Information about other selling security holders will be set forth in one or more amendments to this registration statement or prospectus supplements, if required. Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the conversion rate.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this prospectus supplement is February 14, 2002.